Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES PLANS TO
ESTABLISH A NEW MANUFACTURING FACILITY IN VIETNAM
Increasing and diversifying global footprint and reducing costs

Spokane Valley, WA— December 27, 2018 — Key Tronic Corporation (Nasdaq: KTCC), a world class provider of electronic manufacturing services (EMS), today announced it has signed a letter of intent to lease a new 86,000 square-foot facility in Da Nang, Vietnam.
“We expect that commencing operations in Vietnam will significantly augment our Asian footprint and reduce production costs,” said Craig Gates, President and CEO of Key Tronic. “By further diversifying our global manufacturing, we also believe it provides an additional hedge against uncertainty in a lingering or future trade war with China.”
The facility is strategically located in an established industrial park inside a government sponsored export zone, within 5 miles of an international port. The new manufacturing facility is expected to be operational by July 2019.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. Key Tronic provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Safe Harbor Statement
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, such as the success and timing of bringing a new manufacturing facility into full production, availability and timing and receipt of critical parts or components, demand from customers and sales channels, as well as other risks and uncertainties detailed in Key Tronic’s SEC filings, including its most recent annual report and subsequent quarterly and current reports.

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